Exhibit 10.1

ARRIVENT BIOPHARMA, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(March 20, 2025)

The Board of Directors of ArriVent BioPharma, Inc. (the “Company”) has approved the following Amended and Restated Non-Employee Director Compensation Policy (this “Policy”), which establishes compensation to be paid to non-employee directors of the Company, effective as of March 20, 2025 (“Effective Date”), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of the Company or any Affiliate, provided, however, that this Policy shall not apply to, and no compensation shall be payable to, any director that is affiliated with an institutional investor that held shares of the Company’s Series A or Series B preferred stock prior to the consummation of the Company’s initial public offering (each, a “Non-Employee Director”). “Affiliate” shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Stock Option Grants

All stock option amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.

Annual Stock Option Grants to Non-Employee Directors

Annually, each Non-Employee Director who will continue as a member of the Board of Directors in the coming year shall be granted, automatically and without any action on the part of the Board of Directors, under the Company’s 2023 Employee, Director and Consultant Equity Incentive Plan or a successor plan (the “Equity Plan”), a non-qualified stock option to purchase the number of shares of the Company’s common stock as is equal to the Black-Scholes value of $235,000 as of the grant date (rounded down to the nearest whole share), on the first business day after the Company’s annual meeting of stockholders in each year commencing in 2024 (each, an “Annual Grant”).

Initial Stock Option Grant for Newly Appointed or Elected Directors

Each new Non-Employee Director after the Effective Date shall be granted, in lieu of the Annual Grant for the calendar year during which the Non-Employee Director joined the Board of Directors, automatically and without any action on the part of the Board of Directors, under the Equity Plan, a non-qualified stock option to purchase the number of shares of the Company’s common stock as is equal to the Black-Scholes value of $352,000 as of the grant date (rounded down to the nearest whole share), on the first business day after the date that the Non-Employee Director is first appointed or elected to the Board of Directors (each, an “Initial Grant” and, together with the Annual Grants, the “Non-Employee Director Grants”).

Terms for Non-Employee Director Grants

Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, each Non-Employee Director Grant shall (i) have an exercise price equal to the fair market value of the Company’s common stock as determined in accordance with the Equity Plan on the date of grant; (ii) terminate on the tenth anniversary of the date of grant, and (iii) contain such other terms and conditions as set forth in the form of option agreement approved by the Board of Directors or the Compensation Committee. Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, each Non-Employee Director Grant shall vest, in the case of (A) an Annual Grant, at the end of the “Directors’ Compensation Year,” which shall be defined as the period beginning on the date of each regular annual meeting of stockholders and ending on the date of the next regular annual meeting of stockholders, subject to the Non-Employee Director’s continued service on the Board of Directors through the applicable Directors’ Compensation Year, and (B) an Initial Grant, in equal installments over a three-year period on each anniversary of the grant date subject to the Non-Employee Director’s continued service on the Board of Directors through the applicable vesting date.

Annual Fees

Each Non-Employee Director serving on the Board of Directors and the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, as applicable, shall be entitled to the following annual amounts (the “Annual Fees”):

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Member	Annual Retainer Amount for Chair
Board Member	$45,000	--
Lead Independent Director	$30,000	--
Audit Committee	$10,000	$20,000
Compensation Committee	$7,500	$15,000
Nominating and Corporate Governance Committee	$5,000	$10,000

Payments

Payments payable to Non-Employee Directors shall be paid quarterly in arrears promptly following the end of each fiscal quarter, provided that (i) the amount of such payment shall be prorated for any portion of such quarter that such Non-Employee Director was not serving on the Board of Directors or a committee and (ii) no fee shall be payable in respect of any period prior to the date such Non-Employee Director was elected to the Board of Directors or a committee.

Except as otherwise set forth in this Policy, all Annual Fees shall be paid for the period from January 1 through December 31 of each year. Such Annual Fees shall be paid in cash, except to the extent that an election is made pursuant to the following provision: Prior to the beginning of each calendar year, a Non-Employee Director may elect to receive all or a portion of such Non-Employee Director’s base Annual Fee for service as a member of the Board of Directors (i.e., $45,000) in the form of a non-qualified stock option to purchase the number of shares of the Company’s common stock (rounded down to the nearest whole share) as is equal to the Black-Scholes value of such Annual Fee (or portion thereof), which option will be granted on the first business day of the calendar year. Any election made with respect to less than all of a Non-Employee Director’s base Annual Fee must be expressed in a 50% increment, i.e., a Non-Employee Director may elect to receive either 50% or 100% of the base Annual Fee in the form of an option. Such option shall vest in four quarterly installments on the last day of each calendar quarter during the calendar year subject to the continued service of the Non-Employee Director through the applicable vesting date. Such option shall (i) be issued under the Equity Plan, (ii) contain such other terms and conditions as set forth in the form of option agreement approved by the Board of Directors or the Compensation Committee, and (iii) have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, as determined in accordance with the Equity Plan. Each Non-Employee Director who is newly elected or appointed to the Board of Directors after the Effective Date may make an election to be paid in the form of an option within 30 days of such Non-Employee Director’s election or appointment (the “Option Election”) and any such option shall be granted on the last business day of the month following such Non-Employee Director’s Option Election for the prorated portion of the cash for the initial calendar year and otherwise in accordance with this paragraph. If no election has been made prior to the first day of the calendar year, then the Non-Employee Director shall receive such Non-Employee Director’s Annual Fees in the form in which they were paid during the prior calendar year.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director shall be reimbursed for such Non-Employee Director’s reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and committees thereof or in connection with other business related to the Board of Directors. Each Non-Employee Director shall abide by the Company’s travel and other expense policies applicable to Company personnel.

Amendments

The Compensation Committee shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be made in order to fulfill the objectives of this Policy and shall make recommendations to the Board of Directors for its approval of any amendments to this Policy.